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ENCORE COMPUTER CORPORATION
Financial Data Schedule
(Unaudited)
(in thousands)
For the six months ended June 30, 1996

 Cash and cash items                            2,816
 Marketable securities                              0
 Notes and accounts receivable-trade           15,053
 Allowances for doubtful accounts                -881
 Inventory                                     24,850
 Total current assets                          43,047
 Property, plant and equipment                 94,000
 Accumulated depreciation                     -58,913
 Total assets                                  79,974
 Total current liabilities                     72,984
 Bonds, mortgages and similar debt                745
 Preferred stock mandatory redemption               0
 Preferred stock no mandatory redemption           45
 Common stock                                     370
 Other stockholders' equity                     4,809
 Total liabilities & equity                    79,974
 Sales of tangible products                    13,122
 Total revenues                                23,313
 Cost of tangible goods sold                   10,954
 Total costs applicable to revenues            20,028
 Other costs and expenses                        -258
 Provision for doubtful accounts and notes       -153
 Interest and amortization of debt discount     1,162
 Income before taxes and other items          -30,608
 Income tax expense                                 0
 Income/loss from continuing operations       -30,608
 Discontinued operations                            0
 Extraordinary items                                0
 Cumulative effect of accounting changes            0
 Net income or loss                           -30,608
 Earnings per share-primary                     -.97
 Earnings per share-fully diluted               -.17



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